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                        EQUITY CORPORATION INTERNATIONAL



                            (A DELAWARE CORPORATION)



              4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004



                               PURCHASE AGREEMENT





Dated: February 19, 1998

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
                               TABLE OF CONTENTS



SECTION 1. Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
         (a)          Representations and Warranties by the Company   . . . . . . . . . . . . . . . . . . . . . . . . -3-
         (b)          Officer's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-

SECTION 2. Sale and Delivery to Initial Purchasers; Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         (a)          Initial Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         (b)          Option Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         (c)          Payment; Registration.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         (d)          Information with Respect to Initial Purchasers  . . . . . . . . . . . . . . . . . . . . . . .  -13-

SECTION 3. Covenants of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         (a)          Delivery of Offering Memorandum   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         (b)          Amendments to Offering Memorandum and Supplements   . . . . . . . . . . . . . . . . . . . . .  -13-
         (c)          Notice and Effect of Material Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         (d)          Blue Sky Qualifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         (e)          Rule 144A Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         (f)          No Resale of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         (g)          Rating of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         (h)          DTC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         (i)          Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         (j)          Restriction on Sale of Equity Securities  . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         (k)          Reservation of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         (l)          Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         (m)          Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-

SECTION 4. Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         (a)          Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         (b)          Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-

SECTION 5. Conditions of Initial Purchasers' Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         (a)          Opinions of Counsel for Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         (b)          Opinion of Counsel for Initial Purchasers   . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         (c)          Officers' Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         (d)          Accountant's Comfort Letter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         (e)          Bring-down Comfort Letter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         (f)          Maintenance of Rating   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         (g)          Lock-up Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         (h)          PORTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         (i)          Approval of Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

         (j)          Conditions to Purchase of Option Securities   . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         (k)          Registration Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         (l)          Additional Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         (m)          Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-

SECTION 6. Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         (a)          Indemnification of Initial Purchasers   . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         (b)          Indemnification of Company, Directors and Officers  . . . . . . . . . . . . . . . . . . . . .  -21-
         (c)          Actions against Parties; Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         (d)          Settlement without Consent if Failure to Reimburse  . . . . . . . . . . . . . . . . . . . . .  -22-

SECTION 7. Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

SECTION 8. Representations, Warranties and Agreements to Survive Delivery . . . . . . . . . . . . . . . . . . . . .  -23-

SECTION 9. Subsequent Offers and Resales of the Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         (a)          Offer and Sale Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         (b)          Selling Restrictions for Offers and Sales Outside the United States   . . . . . . . . . . . .  -25-

SECTION 10. Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         (a)          Termination; General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         (b)          Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-

SECTION 11. Default by One or More of the Initial Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-

SECTION 12. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-

SECTION 13. Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-

SECTION 14. GOVERNING LAW AND TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-

SECTION 15. Effect of Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-

Schedule A - Initial Purchasers
Schedule B - Securities
Schedule C - List of Persons Subject to Lock-up

Exhibit A - Form of Opinions of Company's Counsel
Exhibit B - Form of Lock-up

                        EQUITY CORPORATION INTERNATIONAL

                            (a Delaware corporation)

                                  $125,000,000

              4 1/2% Convertible Subordinated Debentures due 2004

                               PURCHASE AGREEMENT

                                                               February 19, 1998

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
ABN AMRO Incorporated
Morgan Stanley & Co. Incorporated
c/o Merrill Lynch & Co.
 Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated
North Tower
World Financial Center
New York, New York 10281-1209

Ladies and Gentlemen:

         Equity Corporation International, a Delaware corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers," which term shall also include any purchaser substituted as hereinafter provided in Section 11 hereof), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in Schedule A hereto of the $125,000,000 aggregate principal amount of the Company's 4 1/2% Convertible Subordinated Debentures due 2004 (the "Debentures"), and with respect to the grant by the Company to the Initial Purchasers, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of an additional $18,750,000 principal amount of Debentures to cover over-allotments, if any. The aforesaid $125,000,000 principal amount of Debentures (the "Initial Securities") to be purchased by the Initial Purchasers and all or any part of the $18,750,000 principal amount of Debentures subject to the option described in Section 2(b) hereof (the "Option Securities") are hereinafter called, collectively, the "Securities." The Securities are to be issued pursuant to an Indenture dated as of February 25, 1998 (the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"). Securities issued in book-entry form will be issued to Cede & Co., as nominee of The Depository Trust Company ("DTC"), pursuant to a letter agreement, to be dated on or before the Closing Time (as defined in Section 2(c)) (the "DTC Agreement"), among the Company, the Trustee and DTC.

         The Securities are convertible into shares of common stock, par value $.01 per share, of the Company (the "Common Stock") in accordance with the terms of the Securities and the Indenture, at the initial conversion price specified in Schedule B hereto.

         The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the "Subsequent Purchasers") at any time after the date of this Agreement. The Securities are to be offered and resold by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, Securities may be resold or otherwise transferred only if such resale or transfer is hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act (the "1933 Act Regulations") by the Securities and Exchange Commission (the "Commission")). Prior to or concurrently with the purchase of the Initial Securities by the Initial Purchasers, the Company will enter into with the Initial Purchasers an agreement (the "Registration Rights Agreement") pursuant to which the Company is required to file and use its reasonable efforts to have declared effective a registration statement under the 1933 Act to register resales of the Registrable Securities (as defined in the Registration Rights Agreement) and the shares of Common Stock issuable upon conversion thereof.

         The Company has prepared and delivered to the Initial Purchasers copies of a preliminary offering memorandum dated February 11, 1998 (the "Preliminary Offering Memorandum") and has prepared and will deliver to the Initial Purchasers, on the date hereof or on the next succeeding business day, copies of a final offering memorandum dated February 19, 1998 (the "Final Offering Memorandum"), each to be used by the Initial Purchasers in connection with the offering of the Securities and the shares of Common Stock issuable upon conversion thereof. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with the offering of the Securities and the shares of Common Stock issuable upon conversion thereof.

         All references in this Agreement to financial statements and schedules and other information which are "contained," "included" or "stated" in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which is incorporated by reference in the Offering Memorandum.

         SECTION 1. Representations and Warranties.

         (a) Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:

                 (i) Similar Offerings. The Company and its affiliates, as such term is defined in Rule 501(b) under the 1993 Act ("Affiliates"), have not, directly or indirectly, solicited any offer to buy or offered to sell, sold or otherwise negotiated in respect of and will not, directly or indirectly, solicit any offer to buy or offer to sell, sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

                 (ii) Offering Memorandum. Neither the Offering Memorandum nor any amendments or supplements thereto, at the time the Offering Memorandum or any such amendment or supplement was issued, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Offering Memorandum, as amended or supplemented, at the Closing Time (and, if any Option Securities are purchased, at each Date of Delivery) will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

                 (iii) Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission, each Quarterly Report of the Company on Form 10-Q, each Current Report of the Company on Form 8-K and the registration statement of the Company on Form 8-A (File No. 0-24728), and each amendment to each of the foregoing, filed with the Commission since the filing of the end of the fiscal year to which such Annual Report relates. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum, when they became effective or at the time they were or hereafter are filed with the Commission, as the case may be, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), and, when read together with the other information in the Offering Memorandum, at the date of the Offering Memorandum and at the Closing Time (and, if any Option Securities are purchased, at each Date of Delivery), do not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (iv) Independent Accountants. The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Offering Memorandum are independent certified public accountants within the meaning of Regulation S-X under the 1933 Act.

                 (v) Financial Statements. The financial statements included or incorporated by reference in the Offering Memorandum, together with the related schedules and notes, present fairly (A) the financial position of the Company and its consolidated subsidiaries at the dates indicated and (B) the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included or incorporated by reference in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum.

                 (vi) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect"), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

                 (vii) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

                 (viii) Good Standing of Subsidiaries. Each of ECI Capital Corporation, ECI Services, Inc., JPH Properties, Inc. and ECI Cemetery Services, Inc. (each a "Subsidiary" and, collectively, the "Subsidiaries") has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any Subsidiary was issued in violation of any preemptive or similar rights of any securityholder of such Subsidiary.

                 (ix) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to employee benefit plans referred to in the Offering Memorandum, pursuant to the exercise of convertible securities or options described in the Offering Memorandum or otherwise permitted under the terms of this Agreement). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company arising by operation of law, under the charter or by-laws of the Company or under any agreement to which the Company or any of its subsidiaries is a party or by which it is bound. Except as described in or incorporated by reference in the Offering Memorandum, the Company does not have outstanding any options to purchase, or any warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any Common Stock or other securities of the Company or any such warrants, convertible securities or obligations.

                 (x) Authorization of Agreement. This Agreement has been, and at the Closing Time, the Registration Rights Agreement will have been, duly authorized, executed and delivered by the Company.

                 (xi) Authorization of the Indenture. The Indenture has been duly authorized by the Company and when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 (xii) Authorization of the Securities. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally, and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

                 (xiii) Description of the Securities and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum, and the Indenture will be in substantially the form previously delivered to the Initial Purchasers.

                 (xiv) Authorization and Description of Common Stock. The Common Stock conforms to all statements relating thereto contained or incorporated by reference in the Offering Memorandum and such description conforms to the rights set forth in the instruments defining the same. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof for shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock initially issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; no holder of such shares will be subject to personal liability by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.

                 (xv) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Securities and the Registration Rights Agreement and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein, therein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds" and the issuance of the shares of Common Stock issuable upon conversion of the Securities) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults, Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

                 (xvi) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries' principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

                 (xvii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which is required to be disclosed in the Offering Memorandum (other than as disclosed therein), which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Company or any of its subsidiaries or the consummation of the transactions contemplated in this Agreement, the Indenture or the Registration Rights Agreement or the performance by the Company of its obligations hereunder or thereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

                 (xviii)     Possession of Intellectual Property. The Company
         and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

                 (xix) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations under this Agreement or the Indenture, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as may be required under state securities laws.

                 (xx) Possession of Licenses and Permits. The Company and its subsidiaries possess such certificates, permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

                 (xxi) Title to Property. The Company and its subsidiaries have good and indefeasible title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except such as (a) are described in the Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of the subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease which might reasonably be expected to materially interfere with the use of such leased or subleased property.

                 (xxii) Investment Company Act. The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

                 (xxiii)     Taxes. Each of the Company and the Subsidiaries
         has filed all federal, state and local income, franchise and other tax returns which have been required to be filed and has paid all taxes shown as due thereon. All such returns, as amended if applicable, are complete, accurate and correct in all material respects. Neither the Company nor any of the Subsidiaries has any knowledge of any tax deficiency which might be asserted against it which would have a Material Adverse Effect. The provisions and reserves on the books of the Company in respect of federal, state, local and other taxes for any taxable period as to which the Company's liability for taxes has not been finally determined are, in the opinion of the Company, adequate.

                 (xxiv) Insurance Coverage. The Company and each Subsidiary maintain insurance, which is in full force and effect, of the types and in the amounts customary in the funeral home and cemetery business. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from insurers at a cost that would not have a Material Adverse Effect.

                 (xxv) Environmental Laws. Except as described in the Offering Memorandum and except for such violations as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, or any judicial or administrative order, consent, decree or judgment which names the Company or any of its subsidiaries as a party or as being subject thereto, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, except where the failure to have such permits, authorizations and approvals or to comply with their requirements would not, singly or in the aggregate, have a Material Adverse Effect, (C) there are no pending or, to the Company's knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries which, singly or in the aggregate, might reasonably be expected to result in a Material Adverse Effect and (D) to the Company's knowledge, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to any Hazardous Materials or the violation of any Environmental Laws which, singly or in the aggregate, might reasonably be expected to result in a Material Adverse Effect. Based on its prior experience with respect to compliance with Environmental Laws as they apply to the business conducted by the Company and its subsidiaries and the properties owned or leased by them, the Company has reasonably concluded that the costs and liabilities associated with compliance with Environmental Laws are not likely to have a Material Adverse Effect.

                 (xxvi) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

                 (xxvii)      No General Solicitation. None of the Company, its
         Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

                 (xxviii)     No Registration Required. Subject to compliance
         by the Initial Purchasers with the representations and warranties set forth in Section 2(d) and the procedures set forth in Section 9 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

                 (xxix) No Directed Selling Efforts. With respect to those Securities sold in reliance on Regulation S, (A) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restriction requirement of Regulation S.

                 (xxx) PORTAL. The Company has been advised by the National Association of Securities Dealers, Inc. (the "NASD") that the Securities have been designated PORTAL eligible securities in accordance with the rules and regulations of the NASD.

                 (xxxi) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered by the Company under the 1933 Act pursuant to the Shelf Registration Statement (as defined in the Registration Rights Agreement), except as described in the Registration Rights Agreement.

                 (xxxii)      Solvency. The Company is, and immediately after
         the Closing Time will be, Solvent. As used herein, the term "Solvent" means, with respect to the Company on a particular date, that on such date (A) the fair market value of the assets of the Company is greater than the total amount of liabilities (including contingent liabilities) of the Company, (B) present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company on its debts as they become absolute and matured, (C) the Company is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (D) the Company does not have unreasonably small capital.

                 (xxxiii)     No Stabilization or Manipulation. Neither the
         Company nor any of its officers, directors or controlling persons has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

                 (xxxiv)      Distribution of Offering Material. The Company
         has not distributed and, prior to the later to occur of (i) the Closing Time and (ii) completion of the distribution of the Securities, will not distribute any offering material in connection with the offering and sale of the Securities other than the Preliminary Offering Memorandum, the Final Offering Memorandum, any amendments or supplements to either of the foregoing or documents incorporated by reference therein, the Indenture, the Registration Rights Agreement or other materials, if any, approved by the Initial Purchasers.

         (b) Officer's Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

         SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

         (a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount of Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Initial Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

         (b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers, severally and not jointly, to purchase up to an additional $18,750,000 principal amount of Securities at the same price set forth in Schedule B for the Initial Securities, plus accrued interest, if any, from the Closing Time to each Date of Delivery (as defined below). The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the subsequent resale of the Initial Securities upon notice by the Initial Purchasers to the Company setting forth the number of Option Securities as to which the several Initial Purchasers are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a "Date of Delivery") shall be determined by the Initial Purchasers, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined. If the option is exercised as to all or any portion of the Option Securities, each of the Initial Purchasers, acting severally and not jointly, will purchase that proportion of the total principal amount of Option Securities then being purchased which the principal amount of Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser bears to the total principal amount of Initial Securities, subject in each case to such adjustments as the Initial Purchasers in their discretion shall make to eliminate any sales or purchases of Securities having a principal amount less than $1,000.

         (c) Payment; Registration. Except as set forth in the next paragraph, the Securities to be purchased by each Initial Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with

DTC or its designated custodian. The Company will deliver each of the global Securities to Merrill Lynch for the account of each Initial Purchaser, against payment by or on behalf of such Initial Purchaser of the purchase price therefor to the order of the Company in same day funds, by causing DTC to credit the Securities to the account of Merrill Lynch at DTC. The time and date of such delivery and payment shall be, with respect to the Initial Securities, 9:00 a.m., New York City time, on the third (fourth, if the pricing occurs after 4:30 p.m., New York City time, on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time and date not later than ten business days after such date as the Initial Purchasers and the Company may agree upon in writing (such time and date of payment and delivery of the Initial Securities being herein called the "Closing Time") and, with respect to the Option Securities, on each Date of Delivery as specified in the notice from the Initial Purchasers to the Company.

         Such Securities, if any, as Merrill Lynch may request upon at least two full business days' prior notice to the Company (such request to include the authorized denominations and the names in which they are to be registered), shall be delivered in definitive certificated form, by or on behalf of the Company to Merrill Lynch, for the account of the Initial Purchasers, against payment by or on behalf of such Initial Purchaser of the purchase price therefor to the order of the Company in same day funds. The Company will cause the certificates representing such Securities to be made available for checking and packaging at least 24 hours prior to the Closing Time or the relevant Date of Delivery at the office of Merrill Lynch, Merrill Lynch World Headquarters, North Tower, World Financial Center, New York, New York 10281-1209.

         (d) Information with Respect to Initial Purchasers. Each Initial Purchaser, severally and not jointly, hereby represents and warrants to, and agrees with, the Company that it (i) is a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") and an institutional "accredited investor" within the meaning of Regulation D under the 1933 Act (an "Accredited Investor"); (ii) has not and will not solicit offers for, or offer or sell, Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D under the 1933 Act; and (iii) will otherwise act in accordance with the terms and conditions set forth in this Agreement, including
Section 9 hereof, and in the Offering Memorandum in connection with the placement of the Securities contemplated hereby.

         SECTION 3. Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

         (a) Delivery of Offering Memorandum. The Company agrees to furnish to each Initial Purchaser, as promptly as possible, without charge, such number of copies of the Preliminary Offering Memorandum, the Final Offering Memorandum and any supplements and amendments thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

         (b) Amendments to Offering Memorandum and Supplements. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchasers' delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

         (c) Notice and Effect of Material Changes. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the placement of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries that
(i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Final Offering Memorandum in order that the Final Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Final Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

         (d) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities and the shares of Common Stock issuable upon conversion of the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and to maintain such qualifications in effect for so long as may be required to complete the distribution of the Securities or as otherwise required by law; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required to complete the distribution of the Securities or as otherwise required by law.

         (e) Rule 144A Information. The Company agrees that, in order to render the Securities and the shares of Common Stock issuable upon conversion thereof eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities or such shares remain outstanding, to make available, upon request, to any holder of Securities or such shares or prospective purchasers of Securities or such shares the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

         (f) No Resale of Securities. During the period of two years after the latest Date of Delivery, the Company will not, and will not permit any of its "affiliates" (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them, except pursuant to an effective registration statement under the 1933 Act.

         (g) Rating of Securities. The Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P"), and Moody's Investors Service, Inc. ("Moody's") to provide their respective credit ratings of the Securities.

         (h) DTC. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

         (i) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds."

         (j) Restriction on Sale of Equity Securities. During a period of 90 days from the date of the Offering Memorandum (the "Lock-Up Period"), the Company will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Offering Memorandum, (C) any shares of Common Stock issued as payment of any part of the purchase price for funeral homes or cemeteries (or businesses or capital stock of businesses that operate funeral homes or cemeteries) which are acquired by the Company (provided, however, that such shares shall be subject to restrictions that will prohibit the transfer thereof until after expiration of the Lock-Up Period),
(D) options to purchase shares of Common Stock granted pursuant to the Company's 1994 Long-Term Incentive Plan (the "Incentive Plan") (provided, however, that such options shall not be exercisable until after the expiration of the Lock-Up Period except upon the termination of the option holder's employment by reason of a disability, death, or qualified retirement of the option holder as provided in the option holder's stock option agreement relating to such options) and (E) restricted shares, restricted stock units, stock unit awards payable in the form of Common Stock or performance shares issued or granted pursuant to the Incentive Plan; provided, however, that (1) in the case of restricted shares, such shares shall be subject to restrictions on transfer or sale which do not lapse until after the expiration of the Lock-Up Period, (2) in the case of restricted stock units or stock unit awards payable in the form of Common Stock, the issuance of shares of Common Stock in respect of such units shall be subject to restrictions which do not lapse until after the expiration of the Lock-Up Period, and (3) in the case of performance shares, such shares shall be subject to provisions to the effect that they may not be earned by or vested in the participant prior to the end of the Lock-Up Period. The Company shall not waive, release or modify any of the restrictions referred to in the immediately preceding sentence without the prior written consent of Merrill Lynch.

         (k) Reservation of Shares. The Company will reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue Common Stock upon conversion of Securities.

         (l) Investment Company Act. The Company agrees that it is not and will not become, at any time prior to the expiration of two years after the latest Date of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

         (m) Listing. The Company will use its best efforts to effect the listing of the shares of Common Stock initially issuable upon conversion of the Securities on the New York Stock Exchange.

         SECTION 4. Payment of Expenses.

         (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and delivery of the Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto,
(ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, the Indenture and the Registration Rights Agreement, and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities or the issuance or delivery of the Common Stock issuable upon conversion thereof, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers and the certificates for the Common Stock issuable upon conversion thereof, including any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities and the Common Stock under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial

Purchasers in connection therewith and in connection with the preparation and delivery to the Initial Purchasers of copies of the Blue Sky Survey and any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities, (viii) the fees and expenses of any transfer agent or registrar for the Common Stock and (ix) any fees payable for the review by the NASD in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

         (b) Termination of Agreement. If this Agreement is terminated by the Initial Purchasers in accordance with the provisions of Section 5 or
Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

         SECTION 5. Conditions of Initial Purchasers' Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in
Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

         (a) Opinions of Counsel for Company. At the Closing Time the Initial Purchasers shall have received the favorable opinions, dated as of the Closing Time, of Andrews & Kurth L.L.P. and Cochran, Rooke & Craft, L.L.P., each counsel for the Company, in form and substance reasonably satisfactory to the Initial Purchasers, to the combined effect set forth in Exhibit A hereto and to such further effect as the Initial Purchasers may reasonably request.

         (b) Opinion of Counsel for Initial Purchasers. At the Closing Time the Initial Purchasers shall have received the favorable opinion, dated as of the Closing Time, of Vinson & Elkins L.L.P., counsel for the Initial Purchasers, with respect to the matters set forth in (i), (ii), (iv) (solely as to preemptive or other similar rights arising by operation of law or under the charter or by-laws of the Company), (v) to (viii), inclusive, (xii) (solely as to the information in the Offering Memorandum under "Description of Debentures" and "Description of Capital Stock"), (xviii) and the penultimate paragraph of Exhibit A hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchasers. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

         (c) Officers' Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchasers shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that, (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct (in the case of representations and warranties that are qualified as to materiality) or are true and correct in all material respects (in the case of representations and warranties that are not so qualified) with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

         (d) Accountant's Comfort Letter. At the time of the execution of this Agreement, the Initial Purchasers shall have received from Coopers & Lybrand L.L.P. a letter dated such date, in form and substance satisfactory to the Initial Purchasers containing statements and information of the type ordinarily included in accountants' "comfort letters" to initial purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

         (e) Bring-down Comfort Letter. At the Closing Time, the Initial Purchasers shall have received from Coopers & Lybrand L.L.P., a letter dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

         (f) Maintenance of Rating. At the Closing Time, the Securities shall be rated at least B1 by Moody's and B by S&P, and the Company shall have delivered to the Initial Purchasers a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Initial Purchasers, confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company's other securities by any "nationally recognized statistical rating agency," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such organization shall have publicly announced that it has under surveillance or review its rating of the Securities or any of the Company's other securities.

         (g) Lock-up Agreements. At the date of this Agreement, the Initial Purchasers shall have received an agreement substantially in the form of Exhibit B hereto signed by the persons listed on Schedule C hereto.

         (h) PORTAL. At the Closing Time, the Securities shall have been designated for trading on PORTAL.

         (i) Approval of Listing. The shares of Common Stock initially issuable upon conversion of the Securities shall have been duly listed, subject to notice of issuance, on the New York Stock Exchange.

         (j) Conditions to Purchase of Option Securities. In the event that the Initial Purchasers exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company or any subsidiary of the Company hereunder shall be true and correct (in the case of representations and warranties that are qualified as to materiality) or are true and correct in all material respects (in the case of representations and warranties that are not so qualified) as of each Date of Delivery and, at the relevant Date of Delivery, the Initial Purchasers shall have received:

                 (i) Officers' Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

                 (ii) Opinions of Counsel for Company. The favorable opinions of Andrews & Kurth L.L.P. and Cochran, Rooke & Craft, L.L.P., each counsel for the Company, in form and substance satisfactory to the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinions required by Section 5(a) hereof.

                 (iii) Opinion of Counsel for Initial Purchasers. The favorable opinion of Vinson & Elkins L.L.P., counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

                 (iv) Bring-down Comfort Letter. A letter from Coopers & Lybrand L.L.P., in form and substance satisfactory to the Initial Purchasers and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Initial Purchasers pursuant to Section 5(d) hereof, except that the "specified date" in the letter furnished pursuant to this paragraph shall be a date not more than three days prior to such Date of Delivery.

                 (v) No Downgrading. Subsequent to the date of this Agreement, no downgrading shall have occurred in the rating accorded the Securities or of any of the Company's other securities by any "nationally recognized statistical rating organization", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such organization shall have publicly announced that it has under surveillance or review its ratings of any of the Company's securities.

         (k) Registration Rights Agreement. At the Closing Time, the Company shall have executed and delivered the Registration Rights Agreement.

         (l) Additional Documents. At the Closing Time and at each Date of Delivery, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated and with respect to the shares of Common Stock issuable upon conversion of the Securities shall be satisfactory in form and substance to the Initial Purchasers.

         (m) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities, on a Date of Delivery which is after the Closing Time, the obligations of the several Initial Purchasers to purchase the relevant Option Securities, may be terminated by the Initial Purchasers by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

         SECTION 6. Indemnification.

         (a) Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

                 (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                 (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

                 (iii) against any and all expenses whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto); and provided further, that, insofar as this indemnity agreement relates to any untrue statement or omission, or any alleged untrue statement or omission, made in the Preliminary Offering Memorandum, but eliminated or remedied in the Final Offering Memorandum, it shall not inure to the benefit of an Initial Purchaser (or to the benefit of any person who controls such Initial Purchaser) if a copy of the Final Offering Memorandum was not delivered by such Initial Purchaser to the person asserting the claim arising from such untrue statement or omission, or such alleged untrue statement or omission at or prior to the confirmation of the sale of the Securities to such person, if the delivery thereof would have constituted a defense to the claim asserted by such person.

         (b) Indemnification of Company, Directors and Officers. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors, its officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use in the Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto).

         (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to
Section 6(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

         (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if
(i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

         SECTION 7. Contribution. If the indemnification provided for in
Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

         The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company bear to the total discount received by the Initial Purchasers.

         The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

         Notwithstanding the provisions of this Section 7, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

         No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         For purposes of this Section 7, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this Section 7 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

         SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchasers.

         SECTION 9. Subsequent Offers and Resales of the Securities.

         (a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

                 (i) Offers and Sales only to Institutional Accredited Investors or Qualified Institutional Buyers. Offers and sales of the Securities will be made only by the Initial Purchasers or affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall be made only (A) to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers (as defined in Rule 144A under the Securities
         Act), or (B) to other institutional accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors ("Institutional Accredited Investors"), or (C) non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the 1933 Act.

                 (ii) No General Solicitation. The Securities will be offered by the Initial Purchasers only by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in connection with the offering of the Securities.

                 (iii) Purchase by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to clause (B) of paragraph (i) above, each third party shall, in the judgment of the Initial Purchasers, be an Institutional Accredited Investor.

                 (iv) Restrictions on Transfer. The transfer restrictions and the other provisions set forth in Sections 2.6 and 2.12 of the Indenture, including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers. Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, except as otherwise provided in Section 6 hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the 1933 Act, arising from or relating to any resale or transfer of any Security.

                 (v) Delivery of the Offering Memorandum. Each Initial Purchaser will deliver to each Subsequent Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

                 (vi) Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or U.S. affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Rule 904 of Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) the exemption from registration under the 1933 Act provided by Rule 144, if available.

         (b) Selling Restrictions for Offers and Sales Outside the United States. Each Initial Purchaser understands that the Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser represents and agrees that, except as permitted by Section 9
(a)(i)(B) above, it has offered and sold Securities and will offer and sell Securities (i) as part of its distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and the latest Date of Delivery, only in accordance with Rule 903 of Regulation S or Rule 144A under the 1933 Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities pursuant to Rule 903 of Regulation S, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

         "The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in the above paragraph have the meanings given to them by Regulation
S.

         Each Initial Purchaser severally represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

         SECTION 10. Termination of Agreement.

         (a) Termination; General. The Initial Purchasers may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchasers, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or limited by the Commission or the New York Stock Exchange, or (iv) if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market System has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the NASD or any other governmental authority, or if a banking moratorium has been declared by either federal or New York or Texas authorities, in each case (with respect to the items referred to in this clause (iv)) the effect of which is such as to make it, in the judgment of the Initial Purchasers, impracticable to market the Securities or to enforce contracts for the sale of the Securities.

         (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and provided further that Sections 6 and 7 shall survive such termination and remain in full force and effect.

         SECTION 11. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the non-defaulting Initial Purchasers shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the non-defaulting Initial Purchasers shall not have completed such arrangements within such 24-hour period, then:

         (a) if the principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

         (b) if the principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Initial Purchasers to purchase and of the Company to sell the Option Securities to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Initial Purchaser.

         No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

         In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery, which is after the Closing Time, which does not result in a termination of the obligation of the Initial Purchasers to purchase and the Company to sell the relevant Option Securities, as the case may be, either the non-defaulting Initial Purchasers or the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section 11.

         SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Initial Purchasers c/o Merrill Lynch at 1221 McKinney, Suite 2700, Houston, Texas 77010, Attention: Christopher D. Mize; and notices to the Company shall be directed to it at 415 South First Street, Suite 210, Lufkin, Texas 75901, Attention: W. Cardon Gerner.

         SECTION 13. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

         SECTION 14. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

         SECTION 15. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

                                      Very truly yours,

                                      EQUITY CORPORATION INTERNATIONAL


                                      By:
                                         ----------------------------------
                                           W. Cardon Gerner
                                           Senior Vice President - Chief
                                           Financial Officer



CONFIRMED AND ACCEPTED,
 as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                  INCORPORATED
ABN AMRO INCORPORATED
MORGAN STANLEY & CO. INCORPORATED

By: MERRILL LYNCH, PIERCE, FENNER & SMITH
                  INCORPORATED


By
  ------------------------------------------
         Authorized Signatory

                                   SCHEDULE A

                                                                                      Principal Amount of
                            Name of Initial Purchaser                                 Initial Securities
                            -------------------------                                 ------------------
 Merrill Lynch, Pierce, Fenner & Smith
           Incorporated  . . . . . . . . . . . . . . . . . . . . . . . . . . .           $ 72,500,000

 ABN AMRO Incorporated . . . . . . . . . . . . . . . . . . . . . . . . . . . .             26,250,000

 Morgan Stanley & Co. Incorporated . . . . . . . . . . . . . . . . . . . . . .             26,250,000
                                                                                         ------------

                               TOTAL                                                     $125,000,000
                                                                                         ============





                                   Sch A - 1

                                   SCHEDULE B

                        EQUITY CORPORATION INTERNATIONAL
                                  $125,000,000
              4 1/2% Convertible Subordinated Debentures due 2004



         1. The initial price to investors of the Securities shall be 100% of principal amount thereof, plus accrued interest, if any, from the date of initial issuance.

         2. The purchase price to be paid by the several Initial Purchasers for the Initial Securities shall be 97.25% of the principal amount thereof.

         3.      The interest rate on the Securities shall be 4 1/2% per annum.

         4. The Securities shall be convertible into shares of Common Stock, par value $.01 per share, of the Company at an initial conversion price of $27.09 per share.





                                   Sch B - 1

                                   SCHEDULE C



                                List of Persons
                               Subject to Lock-up


1.          William C. McNamara
2.          Jack D. Rottman
3.          W. Cardon Gerner
4.          Billy C. Wells
5.          Jack T. Hammer
6.          Thomas R. McDade
7.          Kenneth W. Smith
8.          James P. Hunter, III
9.          Bob Bullock
10.         J. Patrick Doherty





                                   Sch C - 1

                                                                       Exhibit A

                     FORM OF OPINIONS OF COMPANY'S COUNSEL
                          TO BE DELIVERED PURSUANT TO
                                  SECTION 5(a)

         (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         (ii) The Company has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement, the Registration Rights Agreement and the Indenture.

         (iii) The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to the Purchase Agreement or pursuant to reservations, agreements, employee benefit plans or the exercise of convertible securities or options referred to in the Offering Memorandum); the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non- assessable, and none of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company.

         (iv) The issuance and sale of the Securities or the shares of Common Stock issuable upon conversion of the Securities is not subject to preemptive or other similar rights of any securityholder of the Company arising by operation of law, under the charter or by-laws of the Company or, to our knowledge, under any agreement to which the Company or any of its subsidiaries is a party or by which it is bound.

         (v) The Purchase Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company.

         (vi) The Initial Securities or Option Securities, as the case may be, to be issued and sold by the Company pursuant to the Purchase Agreement have been duly authorized by the requisite corporate action on the part of the Company, and the Securities, when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by you, will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); and the Securities and the Indenture conform as to legal matters in all material respects to the descriptions thereof in the Offering Memorandum.

         (vii) The Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         (viii) The Securities have been duly authorized by the Company, and the global certificate representing the Securities has been duly executed by the Company and, when it has been authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws relating to or affecting enforcement of creditors' rights generally, and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

         (ix) The Securities and the Indenture conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

         (x) Upon issuance and delivery of the Securities in accordance with the Purchase Agreement and the Indenture, the Securities shall be convertible at the option of the holder thereof for shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock initially issuable upon conversion of Securities have been duly authorized for issuance upon such conversion by all necessary action; and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable, and no holder of such Common Stock is or will be subject to personal liability by reason of being such a holder.

         (xi) The shares of Common Stock (including the shares issuable upon conversion of the Securities) conform as to legal matters in all material respects to the description thereof in the Company's registration statement on Form 8-A (File No. 0-24728), as amended, which is incorporated by reference in the Offering Memorandum.

         (xii) The form of certificate used to evidence the Common Stock complies in all material respects with Section 158 of the Delaware General Corporation Law and with any applicable requirements of the charter and by-laws of the Company.

         (xiii) To our knowledge, there is not any action, suit, proceeding, inquiry or investigation to which the Company or any subsidiary is or is threatened to be made a party, or to which the property of the Company or any subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, which
(a) is required to be disclosed in the Offering Memorandum (other than as disclosed therein) or (b) seeks to enjoin or prevent the issuance and sale of the Securities.

         (xiv) The information in the Offering Memorandum under "Description of Debentures" and "Description of Existing Securities and Credit Facility," to the extent that it constitutes matters of law, summaries of legal matters, the Company's charter and by-laws or legal proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects.

         (xv) All descriptions in the Offering Memorandum of contracts and other documents to which the Company or any of its subsidiaries are a party are accurate in all material respects; to our knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described in the Offering Memorandum that are not described or referred to therein or incorporated by reference thereto, and the descriptions thereof or references thereto are correct in all material respects.

         (xvi) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency (other than as may be required under the securities or blue sky laws of the various states, as to which we need express no opinion) is necessary or required in connection with the due authorization, execution and delivery of the Purchase Agreement, the Indenture or the Registration Rights Agreement or for the offering, issuance or sale of the Securities to the Initial Purchasers or the initial resale by the Initial Purchasers in accordance with the Purchase Agreement.

         (xvii) The execution, delivery and performance of the Purchase Agreement, the Indenture and the Registration Rights Agreement and the consummation of the transactions contemplated thereby (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described under the caption "Use of Proceeds" and the issuance of the shares of Common Stock issuable upon conversion of the Securities) and compliance by the Company with its obligations thereunder do not and will not, whether with or without the giving of notice or lapse of time or both, constitute a breach of, or default or Repayment Event (as defined in Section 1(a)(xv) of the Purchase Agreement) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument incorporated by reference in the Offering Memorandum or filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (other than with respect to covenants or agreements of a financial or numerical nature or requiring computation, to which we express no opinion) nor will such action result in any violation of (i) the provisions of the charter or by-laws of the Company or any subsidiary, (ii) any applicable law, statute, rule or regulation or (iii) any judgment, order, writ or decree, known to us, of any government, government instrumentality or court which names the Company or any subsidiary or any of their respective properties or assets as a party or being subject thereto.

         (xiii) The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act.

         (xix) The documents filed pursuant to the 1934 Act and incorporated by reference in the Offering Memorandum (other than the financial statements and notes thereto and related schedules and other financial data included therein, as to which no opinion need be rendered) when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the 1934 Act, as applicable, and the 1934 Act Regulations, as applicable.

         (xx) Assuming the accuracy of the representations and warranties of the Company and the Initial Purchasers contained in the Purchase Agreement and compliance with the agreements of the Company and the Initial Purchasers contained therein, no registration of the Securities under the 1933 Act is required, and no qualification of the Indenture under the Trust Indenture Act of 1939 is necessary, for the offer and sale of the Securities to the Initial Purchasers as contemplated by the Purchase Agreement or in connection with the initial resale of the Securities by the Initial Purchasers in accordance with the Purchase Agreement.

         (xxi) The Securities are not of the same class (within the meaning of Rule 144A) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the 1934 Act or that are quoted in a United States automated inter-dealer quotation system.

         (xxii) To our knowledge, there are no persons with registration rights or other similar rights to have any securities registered by the Company under the 1933 Act pursuant to the Shelf Registration Statement (as defined in the Registration Rights Agreement), except as described in the Registration Rights Agreement.

         Nothing has come to our attention that would lead us to believe that the Offering Memorandum or any amendment or supplement thereto (except for financial statements and notes thereto and related schedules and other financial data included therein or omitted therefrom, as to which we need make no statement), at the time the Offering Memorandum was issued, at the time any such amendment or supplement to the Offering Memorandum was issued or at the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Such opinion may state that it is limited to federal law and the laws of the State of Delaware and the State of Texas and the General Corporation Law of the State of Delaware. In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                                [FORM OF LOCK-UP
                           PURSUANT TO SECTION 5(G)]


                                                                       Exhibit B


                              ______________, 1998


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated,
ABN AMRO Incorporated
Morgan Stanley & Co. Incorporated
c/o Merrill Lynch & Co.
 Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
North Tower
World Financial Center
New York, New York 10281-1209

         Re: Proposed Private Offering by Equity Corporation International

Dear Sirs:

         The undersigned, [a stockholder] [an officer] [a director] of Equity Corporation International, a Delaware corporation (the "Company"), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated propose to enter into a Purchase Agreement (the "Purchase Agreement") with the Company providing for the private offering of ______% Convertible Subordinated Debentures due 2004. In recognition of the benefit that such an offering will confer upon the undersigned as [a stockholder] [an officer] [a director] of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each purchaser to be named in the Purchase Agreement that, during a period of 90 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's common stock, par value $.01 per share (the "Common Stock"), or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause
(i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

                                         Very truly yours,



                                         Signature:
                                                   -------------------------
                                         Print Name:
                                                    ------------------------




                                      B-2